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                                                                  EXHIBIT (d)(3)

                ADDENDUM TO THE PORTFOLIO MANAGEMENT AGREEMENT

     The Portfolio Management Agreement ("Agreement") made the 1st day of May, 1998, between Pacific Life Insurance Company ("Pacific Life"), a life insurance company domiciled in California, Goldman Sachs Asset Management, a separate operating division of Goldman Sachs & Co. ("Goldman Sachs", "Portfolio Manager"), a partnership organized and existing under the laws of the State of New York, and Pacific Select Fund (the "Fund"), a Massachusetts Business Trust, is hereby amended as set forth in this Addendum to the Portfolio Management Agreement, which is dated as of January 28, 2000.

     WHEREAS, the Fund is registered with the Securities and Exchange Commission as an open-end management investment company; and

     WHEREAS, the Fund will offer shares in the I-Net Tollkeeper Portfolio, effective May 1, 2000,

     NOW THEREFORE, in consideration of the mutual premises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

     1. The Portfolio Manager is appointed to furnish investment advisory services to the I-Net Tollkeeper Portfolio, which is designated as a separate portfolio as described in the Portfolio Management Agreement.

     2. Paragraph 2 of the Agreement is amended by the addition of the following:

              (l) Will: (i) use its best efforts, relying on current industry data as provided by the Investment Company Institute, to identify each position in the Portfolio that constitutes stock in a Passive Foreign Investment Company ("PFIC"), as that term is defined in Section 1296 of the IRC; and (ii) make such determinations and inform the Adviser at least annually, (or more often and by such date(s) as the Adviser shall request), of any stock in a PFIC.

     3. The Fee Schedule of the Agreement is amended by the addition of the following:
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                              PACIFIC SELECT FUND
                                 FEE SCHEDULE



Portfolio:  I-Net Tollkeeper Portfolio


The Adviser will pay to the Portfolio Manager a monthly fee based on the average daily net assets of the Portfolio at the following annual rate:

I-Net Tollkeeper Portfolio:

          .95% of the first $1 billion
          .90% on excess

These fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

This Addendum shall take effect on May 1, 2000.

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     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first indicated above.


                                          PACIFIC LIFE INSURANCE COMPANY


Attest: /s/ Audrey L. Milfs               By:  /s/ Thomas C. Sutton
----------------------------------           -----------------------------------
Name:  Audrey L. Milfs                    Name:  Thomas C. Sutton
Title: Secretary                          Title: Chairman of the Board and Chief
                                                 Executive Officer


                                          GOLDMAN SACHS ASSET MANAGEMENT, A
                                          DIVISION OF GOLDMAN SACHS & COMPANY



Attest: /s/ Howard B. Surloff             By:  /s/ David B. Ford
----------------------------------           -----------------------------------
Name:  Howard B. Surloff                  Name:  David B. Ford
Title: Vice President                     Title: Managing Director


                                          PACIFIC SELECT FUND


Attest:   /s/ Audrey L. Milfs             By:  /s/ Thomas C. Sutton
----------------------------------           -----------------------------------
Name:  Audrey L. Milfs                    Name:  Thomas C. Sutton
Title: Secretary                          Title: Chairman of the Board and
                                                 Trustee

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